     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2002

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                          THE WILLIAMS COMPANIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          4922                         73-0569878
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

                                                         WILLIAM G. VON GLAHN, ESQ.
             ONE WILLIAMS CENTER                            ONE WILLIAMS CENTER
            TULSA, OKLAHOMA 74172                          TULSA, OKLAHOMA 74172
                (918) 573-2000                                 (918) 573-2000
 (Address, Including Zip Code, and Telephone      (Name, Address, Including Zip Code, and
 Number, Including Area Code, of Registrant's    Telephone Number, Including Area Code, of
         Principal Executive Offices)                        Agent For Service)

                                    Copy to:

                              JOHN W. OSBORN, ESQ.
                             PHYLLIS G. KORFF, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000
                              (212) 735-2000 (FAX)
                               ------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED            NOTE(1)               PRICE(1)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
9.25% Notes due March 15,
  2004.........................   $1,400,000,000            100%             $1,400,000,000         $128,800
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THE OUTSTANDING SENIOR SECURED NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NEW NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THE NEW NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 4, 2002.

                               OFFER TO EXCHANGE
                         9.25% NOTES DUE MARCH 15, 2004
                                       OF

                          THE WILLIAMS COMPANIES, INC.
                          FOR ANY AND ALL OUTSTANDING
                      8.25% SENIOR SECURED NOTES DUE 2004
                                       OF

                    WCG NOTE TRUST AND WCG NOTE CORP., INC.

                               ------------------

THE NEW NOTES ISSUED BY WILLIAMS:

- Maturity Date:  March 15, 2004.

- Interest Rate: 9.25% per year, payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2002. Holders of new notes will receive interest from March 16, 2002.

- Resale:  The new notes will be freely tradeable.

THE EXCHANGE OFFER:

- Expiration:  5:00 p.m., New York City time, on           , 2002, unless we
  extend the expiration date.

- Conditions: The exchange offer is not conditioned upon any aggregate principal amount of outstanding senior secured notes being tendered.

- Tendered Securities: All outstanding senior secured notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933. If you fail to tender your outstanding senior secured notes, you will continue to hold unregistered senior secured notes of WCG Note Trust and WCG Note Corp., Inc., and your ability to transfer them could be adversely affected. In addition, you may be entitled to receive an extra payment from us if you do not exchange your senior secured notes for new notes in the exchange offer.

- Withdrawal: Tenders of outstanding senior secured notes may be withdrawn at any time prior to the expiration of the exchange offer.

- Tax Consequences: If you tender outstanding senior secured notes in the exchange offer, the exchange will be a taxable event.

- Trading:  The new notes will not be listed on any securities exchange.

SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 10 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING SENIOR SECURED NOTES FOR EXCHANGE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The dealer managers for the exchange offer are:

                              SALOMON SMITH BARNEY
BANC OF AMERICA SECURITIES LLC                                          JPMORGAN

The date of this prospectus is           , 2002

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus.

     You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

     You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     None of Williams, the trustee under the indenture, the exchange agent or any of the dealer managers is making any recommendation to you as to whether or not you should tender your outstanding senior secured notes in connection with this exchange offer, and no one has been authorized by any of them to make any such recommendation. You must make your own decision as to whether to tender your outstanding senior secured notes and, if so, the principal amount of senior secured notes to tender.

     You should read this document and the letter of transmittal carefully before making a decision to tender your outstanding senior secured notes.

     We include cross references in the prospectus to captions in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS

                                        PAGE
                                        NO.
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   10
Use of Proceeds.......................   16
The Exchange Offer....................   16
Description of the New Notes..........   25
United States Federal Income Tax
  Consequences........................   33

                                        PAGE
                                        NO.
                                        ----
Forward-Looking Statements............   35
Legal Matters.........................   35
Experts...............................   35
Where You Can Find More Information...   35
Incorporation of Documents by
  Reference...........................   36

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus to help you understand our business and the new notes. It likely does not contain all the information that is important to you or that you should consider in making an investment decision. To understand all of the terms of the exchange offer and to attain a more complete understanding of our business and financial situation, you should read carefully this entire prospectus and should consider consulting with your own legal and tax advisors. References in this prospectus to "Williams," "we," "us" or "our" refer to The Williams Companies, Inc.

THE WILLIAMS COMPANIES, INC.

     Williams, through Williams Energy Marketing & Trading Company, Williams Gas Pipeline Company, LLC and Williams Energy Services, LLC, and their respective subsidiaries, engages in the following types of energy-related activities:

     - price risk management services and the purchase and sale, and arranging of transportation or transmission, of energy and energy-related commodities including natural gas and gas liquids, crude oil and refined products and electricity;

     - transportation and storage of natural gas and related activities through the operating and ownership of four wholly-owned interstate natural gas pipelines, several pipeline joint ventures and a wholly-owned liquefied natural gas terminal;

     - exploration, production and marketing of oil and gas through ownership of
       3.2 trillion cubic feet equivalent of proved natural gas reserves primarily located in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States;

     - direct investments in international energy projects located primarily in South America and Lithuania, investments in energy and infrastructure development funds in Asia and South America and soda ash mining operations in Colorado;

     - natural gas gathering, treating and processing activities through ownership and operation of approximately 11,200 miles of gathering lines, 10 natural gas treating plants and 18 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

     - natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,770 miles of which are partially owned);

     - transportation of petroleum products and related terminal services through ownership or operation of approximately 6,747 miles of petroleum products pipeline and 39 petroleum products terminals;

     - light hydrocarbon/olefin transportation through 300 miles of pipeline in southern Louisiana;

     - ethylene production through a 5/12 interest in a 1.3 billion pounds per year facility in Geismar, Louisiana;

     - production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests of investments in four other plants;

     - refining of petroleum products through operation and ownership of two refineries;

     - retail marketing through 61 travel centers;

     - through a partially owned subsidiary, petroleum products terminal services through the ownership and operation of five marine terminals and 25 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States; and

     - through a partially owned subsidiary, ammonia transportation and terminal services through ownership and operation of an ammonia pipeline and terminal system that extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota.

     Williams was incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

RECENT DEVELOPMENTS

     Since the events surrounding the Enron bankruptcy filing in the fourth quarter of 2001, Williams has been engaged in various discussions with investors, analysts, rating agencies and financial institutions regarding the liquidity implications of such events on the business strategy for Williams' energy trading activities. Williams has also been evaluating its contingent obligations regarding guarantees of certain financial obligations of Williams Communications Group, Inc., which we refer to in this prospectus as "Williams Communications," because of uncertainty regarding Williams Communications' ability to perform and the announcement by Williams Communications that it is considering a reorganization under the bankruptcy laws. Although the three major rating agencies have recently confirmed Williams' investment grade ratings, they have all changed their outlook to negative as a result of these developments. The following is a summary of the steps that are contemplated, are in progress or have been completed which Williams believes will strengthen its balance sheet and enable it to retain its investment grade rating:

     - On March 5, 2002, Williams received the requisite approvals for its consent solicitation to amend the terms of the senior secured notes. Prior to the spinoff, Williams had provided indirect credit support for the senior secured notes through a commitment to make available proceeds of a Williams equity issuance upon the occurrence of certain trigger events. The amendment, among other things, eliminates a bankruptcy by Williams Communications and a Williams credit ratings downgrade from the enumerated list of events that could cause an acceleration of the senior secured notes. Williams is liable for all payments related to the senior secured notes, which bear an interest rate of 8.25% and mature in March 2004. Williams may now fund such payments with any available sources. With the exception of the March and September 2002 interest payments, Williams Communications remains obligated to reimburse Williams for any payments Williams is required to make in connection with the senior secured notes. However, Williams cannot provide any assurances as to the recoverability of this reimbursement obligation.

     - In its December 31, 2001 financial statements, Williams recognized a $2.05 billion charge ($1.84 billion to discontinued operations and $213 million to continuing operations) in connection with its assessment of certain receivables and guarantee and payment obligations associated with Williams Communications. Investors should refer to the more detailed discussion on pages 61 to 64 of Williams' Annual Report on Form 10-K for the year ended December 31, 2001 for an explanation of how this charge was calculated. In addition, Williams may recognize additional losses relating to Williams Communications in the future.

     - On March 8, 2002, a unit of Williams Communications exercised its purchase option for certain leased assets for which Williams was guarantor. The assets consist of a segment of fiber-optic network and associated facilities. Williams made the termination payment for the assets on March 29, 2002, and as a result became entitled to receive unsecured debt of Williams Communications. The total cost of the assets covered by the lease agreement was approximately $750 million. This event was previously factored into the earnings, balance sheet and liquidity numbers that Williams reported in public filings.

     - In January 2002, Williams announced its goal of reducing its annual operating expenses based on its current cost structure by $50 million, effective 2003. Management is evaluating its organizational structure to determine effective and efficient ways to align services to meet Williams' current business requirements as an energy-only company. In conjunction with this goal, Williams is offering an enhanced-benefit early retirement option to certain employee groups. The potential impact on 2002 expenses, assuming election by all of those eligible for the early retirement option, would be approximately $80 million. Williams does not anticipate that all eligible employees will elect the option. Additionally, Williams will offer severance and redeployment services to employees whose positions are eliminated as a result of the organizational changes.

     - During the fourth quarter of 2001, Williams announced its intention to eliminate its exposure to "ratings trigger" clauses incorporated in certain of its agreements (in addition to the triggers contained in the senior secured notes). Williams now has approximately $182 million of total exposure under such agreements. Negotiations are currently underway with the respective financial institutions with a view toward completing these changes during the first half of 2002. In order to obtain removal of ratings triggers from the Snow Goose transaction (see Note 14 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2001 for a description of the Snow Goose transaction), Williams agreed to guarantee all payments due under the transaction and to amortize the loan from Snow Goose to Arctic Fox by paying $112,000,000 quarterly through April 7, 2003.

     - On March 27, 2002, Williams closed the sale of its Kern River interstate natural gas pipeline business to a unit of MidAmerican Energy Holdings Company for $450 million in cash and the assumption of $510 million in debt. As a result of the sale, Williams expects that its capital expenditure requirements will be reduced by approximately $1.26 billion over the next one and a half years.

     - On March 27, 2002, Williams closed the sale of $275 million of its 9 7/8% cumulative convertible preferred stock to MEHC Investment, Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company, and a member of the Berkshire Hathaway family of companies. MEHC Investment acquired 1,466,667 shares of the security at a purchase price of $187.50 per share, pursuant to a stock purchase agreement between the companies. Each share of the security is convertible into 10 shares of Williams' common stock.

     - On March 8, 2002, Williams reported that it is pursuing the sale of Williams Pipe Line to a partially owned subsidiary, Williams Energy Partners L.P., for at least $900 million. Williams Pipe Line, a wholly-owned subsidiary of Williams, is comprised of 6,747 miles of active pipe that delivers petroleum products to 11 midwestern states. Last year, the system transported approximately 260 million barrels. Thirty-nine storage and distribution terminals connected to Williams Pipe Line are included in the purchase. The facilities have an aggregate storage capacity of 26.5 million barrels. The sale is expected to close before the end of the second quarter of 2002.

WCG NOTE TRUST

     WCG Note Trust is a statutory business trust established under the laws of the State of Delaware pursuant to a trust agreement, dated as of March 28, 2001, among Williams Communications, LLC, as holder of the beneficial ownership interests in the trust, Wilmington Trust Company, as issuer trustee, and the trust. The trust agreement may be amended by the holder of the beneficial ownership interests in the trust and the issuer trustee, subject to the consent of the trustee for the senior secured notes.

     The trust was established for the limited purpose of engaging in the following activities:

     - entering into, complying with its obligations under, and consummating the transactions and engaging in the activities contemplated by the indenture governing the senior secured notes and the related transaction documents to which it is a party;

     - owning all the outstanding shares of WCG Note Corp., Inc.;

     - issuing evidence of the beneficial ownership interests in the trust to Williams Communications, LLC;

     - issuing and selling the senior secured notes together with WCG Note
       Corp.;

     - assigning, granting, transferring, pledging, mortgaging and conveying its trust estate to the trustee for the senior secured notes;

     - holding, managing and distributing to the holder of the beneficial ownership interests in the trust any portion of its trust estate released from the lien of, and remitted to the trust pursuant to, the indenture governing the senior secured notes;

     - making payments to the trustee for the senior secured notes for the benefit of the holders of the senior secured notes, making payments to Williams and making distributions to the holder of the beneficial ownership interests in the trust;

     - purchasing and holding a $1.5 billion promissory note issued by Williams Communications Group, Inc. on March 28, 2001;

     - receiving payments and other distributions from Williams Communications with respect to that promissory note;

     - causing a sale of all or a portion of that promissory note under certain circumstances;

     - engaging in those activities that are necessary to accomplish the foregoing or other incidental activities; and

     - subject to compliance with the various transaction documents, engaging in such other activities as may be required or expressly permitted in connection with conservation of its trust estate and making distributions to the holder of the beneficial ownership interests in the trust.

     On March 5, 2002, the indenture governing the senior secured notes was amended after we received the requisite approvals pursuant to our consent solicitation. In connection with those amendments, we entered into a payment agreement with the trust which affirmed our obligation to pay all amounts due to the holders of the senior secured notes on a timely basis if not otherwise paid.

     The trust will terminate when all of its assets have been disposed of and distributed as provided in the trust agreement after the indenture governing the senior secured notes has been terminated. The trust agreement is governed by the laws of the State of Delaware. Under Delaware law, the holder of the beneficial ownership interests in the trust will not be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the trust by reason of its being the beneficial owner.

WCG NOTE CORP., INC.

     WCG Note Corp. is a wholly-owned special purpose subsidiary of the trust, incorporated under the laws of the State of Delaware. WCG Note Corp. has no material assets or liabilities other than as co-issuer of the senior secured notes. WCG Note Corp.'s activities are limited to issuing the senior secured notes and engaging in other incidental activities. WCG Note Corp. did not receive any of the proceeds of the offering of the senior secured notes and does not own or have a beneficial interest in the $1.5 billion promissory note issued by Williams Communications.

MATERIAL CONTRACTS

     We are not a party to any material contracts or similar arrangements with the trust or WCG Note Corp. other than the payment agreement described above and the various transaction documents we executed in connection with the issuance and sale of the senior secured notes. Williams Communications, our former telecommunications subsidiary, is an affiliate of the trust and WCG Note Corp. We have several material contracts with Williams Communications, the details of which have been previously disclosed. See "Risk Factors -- We may be subject to additional liabilities pertaining to our spun-off telecommunications business unit."

                         SUMMARY OF THE EXCHANGE OFFER

     You are entitled to exchange in the exchange offer your outstanding senior secured notes of WCG Note Trust and WCG Note Corp., Inc. for new notes of Williams. You should read the discussion under the heading "Description of the New Notes" beginning on page 25 for information regarding the new notes.

NEW NOTES VERSUS SENIOR SECURED NOTES

     The new notes differ from the senior secured notes in a variety of ways, including the following:

     - the new notes will be senior unsecured obligations of Williams that rank on a parity with all other senior unsecured indebtedness of Williams, while the senior secured notes are senior secured limited recourse obligations of WCG Note Trust and WCG Note Corp., Inc.;

     - interest on the new notes will accrue at the annual rate of 9.25%, while interest on the senior secured notes accrues at the annual rate of 8.25%; and

     - the offering of the new notes will be registered under the Securities Act of 1933 and transfers of the new notes will be unrestricted, while the senior secured notes bear restrictive legends and are subject to restrictions on transfer.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 16 for further information regarding the exchange offer.

Securities to be Exchanged....   On March 28, 2001, WCG Note Trust and WCG Note
                                 Corp., Inc. issued and sold $1.4 billion aggregate principal amount of outstanding 8.25%
                                 Senior Secured Notes due 2004 to initial purchasers in transactions exempt from the registration requirements of the Securities
                                 Act.

The Exchange Offer............   We are offering to exchange up to $1.4 billion
                                 aggregate principal amount of new notes of Williams for up to $1.4 billion aggregate principal amount of outstanding senior secured notes of WCG Note Trust and WCG Note Corp.
                                 Outstanding senior secured notes may be
                                 exchanged only in integral multiples of $1,000.

Record Date...................   We mailed this prospectus and the related
                                 exchange offer documents to registered holders of outstanding senior secured notes on
                                           , 2002.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2002, or
                                 such later date and time to which we extend it.

Withdrawal of Tenders.........   You may withdraw your tender of outstanding
                                 senior secured notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The Exchange Offer -- Exchange
                                 Agent" before 5:00 p.m., New York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding senior secured notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer.........................   We will not be required to accept outstanding
                                 senior secured notes for exchange if various conditions are not satisfied or waived by us.
                                 The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding senior secured notes being tendered. Please read the section "The Exchange
                                 Offer -- Conditions to the Exchange Offer" on page 21 for more information regarding the conditions to the exchange offer.

Procedures for Tendering
Outstanding Senior Secured
Notes.........................   If your outstanding senior secured notes are
                                 held through The Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                                 We will accept for exchange any and all
                                 outstanding senior secured notes which are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange
                                 Offer -- Acceptance of Outstanding Senior
                                 Secured Notes for Exchange."

Effect of Not Tendering.......   Outstanding senior secured notes that are not
                                 tendered or that are tendered but not accepted will, following the completion of the exchange offer, remain outstanding and will continue to be subject to their existing terms. See "The
                                 Exchange Offer -- Consequences of Failure to
                                 Exchange." Following the completion of the exchange offer, we will have no obligation to exchange new notes for outstanding senior secured notes.

                                 The trading market for outstanding senior secured notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your senior secured notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged senior secured notes.

                                 In addition, as described below, you may be entitled to receive an extra payment from us if you do not exchange your senior secured notes for new notes in the exchange offer.

Extra Payments on the
Outstanding Senior Secured
Notes.........................   On March 5, 2002, we received the requisite
                                 approvals for our consent solicitation to amend the terms relating to the senior secured notes.
                                 In connection with our consent solicitation, we agreed that if we had not completed an exchange offer or a similar transaction before specified dates, we would pay holders of the outstanding senior secured notes the amounts specified in the consent solicitation statement. Since we expect to complete the exchange offer before those specified dates and since the exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding senior secured notes being tendered, we do not anticipate making these additional payments to holders of the outstanding senior secured notes.

                                 We also agreed that if we consummate the exchange offer by August 1, 2002, but less than a majority in aggregate principal amount of outstanding senior secured notes are tendered, then, on September 16, 2002, we will make an extra payment of $18.33 in cash for each $1,000 principal amount of outstanding senior secured notes to the registered holders of senior secured notes entitled to receive the interest payment on the senior secured notes on September 16, 2002. Holders of new notes will not be entitled to this extra payment from us. If a majority in aggregate principal amount of outstanding senior secured notes are tendered, but you do not tender your senior secured notes, you will not receive the extra payment.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of those book-entry interests or you own a beneficial interest in outstanding senior secured notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender that book-entry interest of outstanding senior secured notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding senior
                                 secured notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding senior secured notes according to the guaranteed delivery procedures described in "The Exchange
                                 Offer -- Procedures for Tendering Outstanding
                                 Senior Secured Notes -- Guaranteed Delivery" beginning on page 20.

U.S. Federal Income Tax
Consequences..................   If you are a beneficial owner of senior secured
                                 notes that is subject to U.S. federal income tax on a net income basis in respect of the senior secured notes (a "U.S. Holder") and you hold the senior secured notes as "capital assets" within the meaning of Internal Revenue
                                 Code section 1221, an exchange of senior secured notes for new notes in the exchange offer will result in your recognition of a capital gain or loss equal to the difference between the fair market value of the new notes received in the exchange and your basis in the senior secured notes (except to the extent of accrued market discount, if any, which will be treated as ordinary income to the extent of any gain that you recognize). If a U.S. Holder of senior secured notes fails to tender its outstanding senior secured notes and Williams makes the extra payment referred to above, a deemed exchange of senior secured notes for a new debt instrument will result in a U.S.
                                 Holder recognizing capital gain or loss equal to the difference between the fair market value of such new debt instrument (plus the amount of the extra payment) and the U.S. Holder's basis in such senior secured notes (except to the extent of accrued market discount, if any, which will be treated as ordinary income to the extent of any gain that is recognized).

                                 A U.S. Holder may be subject to backup
                                 withholding on the extra payment. Please read "United States Federal Income Tax Consequences" on page 33.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the new notes.

Exchange Agent................   We have appointed Bank One Trust Company, N.A.,
                                 as the exchange agent for the exchange offer.
                                 The mailing address and telephone number of the exchange agent are 1 Bank One Plaza, Mail Code
                                 IL1-0134, Chicago, Illinois 60670-0134, phone:
                                 (800) 524-9472. See "The Exchange
                                 Offer -- Exchange Agent."

Dealer Managers...............   We have appointed Salomon Smith Barney Inc.,
                                 Banc of America Securities LLC and J.P. Morgan
                                 Securities Inc. as the dealer managers for the exchange offer. See "The Exchange Offer --
                                 Dealer Managers."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

New Notes Offered.............   Up to $1.4 billion principal amount of 9.25%
                                 Notes due March 15, 2004 of Williams.

Maturity......................   The maturity date for the new notes is March
                                 15, 2004.

Interest Rate.................   9.25% per year.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning September 15, 2002. Holders of new notes will receive interest from March 16, 2002.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Ranking.......................   The new notes will be senior unsecured
                                 obligations of Williams that will rank equally with all of our other outstanding senior unsecured indebtedness.

Optional Redemption...........   We may redeem some or all of the new notes at
                                 any time at the redemption price described in this prospectus, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of the New
                                 Notes -- Terms and Conditions."

Optional Exchange.............   Holders of outstanding senior secured notes may
                                 opt not to tender their senior secured notes in the exchange offer. Therefore, it is possible that not all new notes offered by this prospectus will be issued.

Covenants.....................   We will issue the new notes under an indenture
                                 between us and Bank One Trust Company, N.A., as trustee. The indenture contains covenants that, among other things, limit our ability to:

                                 - create liens; and

                                 - consolidate, merge or sell material assets.

                                 These covenants are subject to a number of important limitations and exceptions. See "Description of the New Notes -- Covenants" for a more comprehensive description of the covenants contained in the indenture.

RISK FACTORS

     See "Risk Factors" beginning on page 10 for a discussion of factors that should be considered by holders of outstanding senior secured notes before tendering their senior secured notes in the exchange offer.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.

    YEAR ENDED DECEMBER 31,
--------------------------------
2001   2000   1999   1998   1997
----   ----   ----   ----   ----
2.66   2.99   1.86   1.71   2.37

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - extraordinary gain (loss);

     - minority interest in income (loss) and preferred returns of consolidated subsidiaries;

     - interest expense, net of interest capitalized;

     - interest expense of 50-percent-owned companies;

     - that portion of rental expense that we believe to represent an interest factor;

     - pretax effect of dividends on preferred stock of Williams (1999 and prior);

     - adjustment to equity earnings to exclude equity investments with losses; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest expense;

     - that portion of rental expense that we believe to represent an interest factor;

     - pretax effect of dividends on preferred stock of Williams (1999 and prior);

     - pretax effect of dividends on preferred stock and other preferred returns of consolidated subsidiaries; and

     - interest expense of 50-percent-owned companies.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors in deciding whether to exchange your outstanding senior secured notes in the exchange offer.

RISKS ARISING FROM THE EXCHANGE OFFER

  IF A MAJORITY OF THE OUTSTANDING SENIOR SECURED NOTES ARE TENDERED IN THE EXCHANGE OFFER, WE WILL NOT MAKE AN EXTRA PAYMENT TO THE REMAINING HOLDERS OF SENIOR SECURED NOTES.

     Holders of outstanding senior secured notes will not be entitled to receive an extra payment from us if a majority of the outstanding senior secured notes are tendered in the exchange offer. If we consummate the exchange offer by August 1, 2002, but less than a majority in aggregate principal amount of outstanding senior secured notes are tendered, then, on September 16, 2002, we will make an extra payment of $18.33 in cash for each $1,000 principal amount of outstanding senior secured notes to the registered holders of senior secured notes entitled to receive the interest payment on the senior secured notes on September 16, 2002. Therefore, in deciding whether to tender senior secured notes, holders should consider the likelihood that an extra payment will be made to them if they do not tender.

  THE TRADING MARKET FOR OUTSTANDING SENIOR SECURED NOTES NOT EXCHANGED IN THE EXCHANGE OFFER MAY BE SIGNIFICANTLY MORE LIMITED THAT IT IS AT PRESENT.

     To the extent that senior secured notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for senior secured notes that remain outstanding may be significantly more limited than it is at present. The senior secured notes have not been registered under the Securities Act and are subject to customary transfer restrictions. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for senior secured notes that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the senior secured notes exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading price of senior secured notes that are not exchanged in the exchange offer more volatile.

RISKS RELATING TO WILLIAMS AND OUR BUSINESS

  WE WOULD BE SIGNIFICANTLY IMPACTED IF WE LOST OUR INVESTMENT GRADE RATINGS.

     Our energy marketing and trading business relies upon the investment grade rating of our senior unsecured long-term debt to satisfy credit support requirements of many counterparties. If our credit ratings were to decline below investment grade, our ability to participate in energy marketing and trading activity could be significantly limited. Alternate credit support would be required under certain existing agreements and would be necessary to support future transactions. Without an investment grade rating, we would be required to fund margin requirements pursuant to industry standard derivative agreements with cash, letters of credit or other negotiable instruments. At December 31, 2001, the total notional amounts that could require such funding, in the event of a credit rating decline of Williams to below investment grade, was approximately $500 million after consideration of offsetting positions but before consideration of margin deposits from the same counterparties. Additionally, aside from the triggers contained in the senior secured notes (which were eliminated as a result of our recent consent solicitation), we have approximately $182 million of total exposure under our financing transactions that contain triggers tied to our credit ratings. In the event our senior unsecured long-term debt ratings decline below investment grade levels, subject to certain limited exceptions, our obligations under those financing transactions could be accelerated.

  WE MAY HAVE DIFFICULTY ACCESSING CAPITAL ON ATTRACTIVE TERMS OR AT ALL.

     As a result of the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States and the bankruptcy of Enron Corp., one of our major competitors, the availability and cost of capital for our business and that of our competitors has been adversely affected. In addition, the bankruptcy of Enron has caused the credit ratings agencies to more thoroughly review the capital structure and earnings potential of energy companies, including us. These events have constrained the capital available to the energy industry and could adversely affect our access to funding for our operations. Our business is capital intensive and achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital on attractive terms becomes significantly constrained, our financial condition and future results of operations could be materially adversely affected.

  CREDIT EXPOSURE TO ENRON MAY ADVERSELY AFFECT OUR PROFITABILITY.

     Through a variety of contractual arrangements, consisting primarily of energy commodity and derivative trading contracts, we have credit exposure to Enron Corp. and certain of its subsidiaries which have sought protection from creditors under Chapter 11 of the U.S. Bankruptcy Code. During the fourth quarter of 2001, we recorded a decrease in revenues of approximately $130 million as a part of our valuation of energy commodity and derivative trading contracts with Enron entities, $91 million of which was recorded pursuant to events immediately preceding and following the announced bankruptcy of Enron. Other of our subsidiaries recorded approximately $5 million of bad debt expense related to amounts receivable from Enron entities in the fourth quarter of 2001, reflected in selling, general and administrative expenses. At December 31, 2001, we have reduced our recorded exposure to accounts receivable from Enron entities, net of margin deposits, to expected recoverable amounts.

  WE MAY BE SUBJECT TO ADDITIONAL LIABILITIES PERTAINING TO OUR SPUN-OFF TELECOMMUNICATIONS BUSINESS UNIT.

     In the fourth quarter of 2001, we recorded $2.05 billion in pre-tax charges because we concluded that it is probable that we will not fully realize $375 million of receivables from Williams Communications and will be required to perform on $2.21 billion of guarantee and payment obligations of Williams Communications, including $750 million on the guarantee of the asset defeasance lease financing, which we paid in full on March 29, 2002, and $1.4 billion on the outstanding senior secured notes. Although we are an unsecured creditor of Williams Communications with respect to these receivables and will become an unsecured creditor of Williams Communications for any amounts paid by us under the guarantee and payment obligations, we expect that we will be able to recover only a portion of the amounts we are owed. Based on various factors, we have developed a range of loss on receivables with a minimum loss of 80% on certain of the receivables and unsecured balances arising from performance of the guarantee and payment obligations. Estimating the range of loss as an unsecured creditor involves complex judgments and assumptions. The actual loss may ultimately differ from the recorded loss due to numerous factors, which include, but are not limited to, the future demand for telecommunications services and the state of the telecommunications industry, Williams Communications' individual performance, and the nature of any restructuring of Williams Communications' balance sheet. Accordingly, we may record additional losses in the future with respect to these unsecured claims against Williams Communications.

     In April 2001, we spun off Williams Communications, our telecommunications unit, which was subject to certain lawsuits and settlement negotiations, including claims for damages, indemnification for royalties and other contractual claims by third parties. Further, the unit was subject to a putative class action brought on behalf of all landowners on whose property the plaintiffs have alleged our former telecommunications unit installed fiber-optic cable without the permission of the landowner. Another potential putative class action may challenge the unit's railroad or pipeline rights of way. We cannot be certain that this purported class action and other purported class actions against our former telecommunications unit, if successfully brought against us, will not have a significant adverse impact on our business.

     We have received a private letter ruling from the Internal Revenue Service
(IRS) stating that the distribution of Williams Communications common stock would be tax-free to us and our stockholders. Although private letter rulings are generally binding on the IRS, we will not be able to rely on this ruling if any of the factual representations or assumptions that were made to obtain the ruling are, or become, incorrect or untrue in any material respect. However, we are not aware of any facts or circumstances that would cause any of the representations or assumptions to be incorrect or untrue in any material respect. The distribution could also become taxable to us, but not our shareholders, under the Internal Revenue Code (IRC) in the event that our or Williams Communications' business combinations were deemed to be part of a plan contemplated at the time of distribution and would constitute a total cumulative change of more than 50 percent of the equity interest in either company.

  RECENT AND ONGOING LAWSUITS MAY IMPAIR OUR FINANCIAL CONDITION AND LIQUIDITY AND COULD DIVERT THE ATTENTION OF OUR MANAGEMENT.

     Since January 29, 2002, we have been named in numerous shareholder class action suits that have been filed in the United States District Court for the Northern District of Oklahoma. The majority of the suits allege that we and co-defendants, Williams Communications and certain corporate officers, have acted jointly and separately to inflate the stock price of both companies. Other suits allege similar causes of action related to a public offering in early January 2002 known as the FELINE PACS offering. These cases were filed against us, certain corporate officers, all members of our board of directors and all of the offering's underwriters. In addition, class action complaints have been filed against us and the members of our board of directors under the Employee Retirement Income Security Act by participants in our 401(k) plan and a derivative shareholder suit has been filed in state court in Oklahoma, all based on similar allegations. We do not believe that the ultimate resolution of these matters as well as other ongoing litigations, taken as a whole, will materially adversely affect our financial position, results of operations or cash flows; however, we cannot provide assurances to that effect.

  PRICING REGULATIONS FOR POWER SOLD IN CALIFORNIA AND THE WESTERN UNITED STATES MAY ADVERSELY AFFECT OUR PROFITABILITY.

     The prices that we charge, and have charged, for power in California markets have been challenged in various proceedings, including before the Federal Energy Regulatory Commission, or the "FERC." In December 2000, the FERC issued an order which provided that for the period between October 2, 2000 and December 31, 2002, it may order refunds from us and other similarly situated companies if the FERC finds that the wholesale markets in California are unable to produce competitive, just and reasonable prices, or that market power or other individual seller conduct has been exercised to produce an unjust and unreasonable rate. Beginning on March 9, 2001, the FERC issued a series of orders directing us and other similarly situated companies to provide refunds for any prices charged in excess of FERC established proxy prices from January 1, 2001 to May 29, 2001 or to provide justification for the prices charged during those months. According to the FERC, our total potential refund liability for this period is approximately $30 million. Commencing May 29, 2001, a new prospective proxy price methodology was established by FERC that was further adjusted by an order of June 19, 2001. We have filed justification for our prices with the FERC and calculated our refund liability under the methodology used by the FERC to compute refund amounts at approximately $11 million. However, in our FERC filings, we continue our objections to refunds in any amount. No assurances can be given that the FERC will not seek refunds of additional amounts for the period commencing October 2, 2000 forward. A FERC administrative law judge held extensive settlement discussions in June and July 2001 regarding refunds and after failing to reach a settlement, recommended a refund methodology to the FERC. On July 25, 2001, the FERC adopted, to a significant extent, the judge's methodology. On December 19, 2001, the FERC clarified the methodology on rehearing. This methodology will establish the rates for October 2, 2000 through June 19, 2001 and will determine refunds and offsets for that period. All refund amounts discussed above will be subsumed within this proceeding. The judge presiding over the refund proceedings is expected to issue his findings in November 2002 and the FERC will subsequently issue a refund order based on these findings. We do not expect that this proceeding will result in a refund liability that will have a material financial impact on us.

However, there can be no assurance that our refund exposure will not have such an adverse impact. Certain parties have also asked the FERC to revoke our authority to sell power from California-based generating units at market-based rates; to limit us to cost-based rates for future sales from such units; and to order refunds of excessive rates with interest back to May 1, 2000 and possibly earlier. Although we believe these requests are ill-founded and will be rejected by the FERC, there can be no assurance of such action.

     The June 19, 2001 order discussed above also implements a price mitigation and market monitoring plan for wholesale power sales by all suppliers of electricity, including us, in spot markets for a region that includes California and ten other western states (the "Western Systems Coordinating Council," or "WSCC"). In general, the plan, which will be in effect from June 20, 2001 through September 30, 2002, establishes a market clearing price for spot sales in all hours of the day that is based on the bid of the highest-cost gas-fired California generating unit that is needed to serve the California Independent System Operator's load. When generation operating reserves fall below 7% in California (a "reserve deficiency period"), absent cost based justification for a higher price, the maximum price that we may charge for wholesale spot sales in the WSCC is the market clearing price. When generation operating reserves rise to 7% or above in California, absent cost based justification for a higher price, our maximum price will be limited to 85% of the highest hourly price that was in effect during the most recent reserve deficiency period. At this time, we do not believe that this price mitigation plan will result in a material adverse effect on our results of operations or our financial condition. However, there can be no assurance that this plan will not have such an adverse impact.

     The California Public Utilities Commission (CPUC) filed a complaint with FERC on February 25, 2002, seeking to void or, alternatively, reform a number of the long-term power purchase contracts entered into between the State of California and several suppliers in 2001, including us. The CPUC alleges that the contracts are tainted with the exercise of market power and significantly exceed "just and reasonable" prices. The Electricity Oversight Board (EOB) made a similar filing on February 27, 2002. While we believe these complaints are ill-founded, no assurance can be provided with respect to any actions that FERC may take in response to these complaints.

     On February 13, 2002, the FERC issued an Order Directing Staff Investigation commencing a proceeding titled Fact-Finding Investigation of Potential Manipulation of Electric and Natural Gas Prices. Through the investigation, the FERC intends to determine whether "any entity, including Enron Corporation (through any of its affiliates or subsidiaries), manipulated short-term prices for electric energy or natural gas in the West or otherwise exercised undue influence over wholesale electric prices in the West, since January 1, 2000, resulting in potentially unjust and unreasonable rates in long-term power sales contracts subsequently entered into by sellers in the West." This investigation does not constitute a Federal Power Act complaint; rather, results of the investigation will be used by the FERC in any existing or subsequent Federal Power Act or Natural Gas Act complaint. The FERC Staff is directed to complete the investigation as soon as "is practicable." We, through many of our subsidiaries, are a major supplier of natural gas and power in the West and as such anticipate being the subject of certain aspects of the investigation.

  CREDIT EXPOSURE IN CALIFORNIA MAY ADVERSELY AFFECT OUR PROFITABILITY.

     Through a long-term contractual relationship with affiliates of AES Corp., we have marketing rights to nearly 4,000 megawatts of generation capacity in the Los Angeles basin. We sell much of this capacity on a forward basis through contracts with various counterparties. The remainder of our available capacity is sold in the spot and short term market primarily through the California Independent System Operator. During the period of the summer of 2000 through the winter of 2000-2001, tight supply and increased demand resulted in higher wholesale power prices to California utilities. At the same time, two of the three major utilities have been operating under a retail rate freeze. As a result, there was significant underrecovery of costs by the utilities, one of which, Pacific Gas & Electric, has filed for bankruptcy protection. In addition, Southern California Edison has entered into an agreement with the State of California regarding various arrangements that could prevent its bankruptcy. Williams believes that as of

March 1, 2002, Southern California Edison has become current on all of its obligations to the market. At this time, we do not believe that our credit exposure to the California utilities would result in a material adverse effect on our results of operations or financial condition. However, there can be no assurance that our credit exposure will not have such an adverse impact.

  CLASS ACTION LAWSUITS AND FEDERAL AND STATE INITIATIVES, INVESTIGATIONS AND PROCEEDINGS RELATING TO OUR ACTIVITIES IN CALIFORNIA MAY ADVERSELY AFFECT OUR PROFITABILITY.

     A number of federal and state initiatives addressing the issues of the California electric power industry are also ongoing and may result in restructuring of various markets in California and elsewhere. Discussions in California and other states have ranged from threats of re-regulation to suspension of plans to move forward with deregulation. Allegations have also been made that wholesale price increases resulted from the exercise of market power and collusion of the power generators and sellers, such as us. These allegations have resulted in multiple state and federal investigations. In May 2001, the Department of Justice issued a Civil Investigative Demand commencing an antitrust investigation relating to an agreement between one of our subsidiaries and AES Southland alleging that the agreement limits the expansion of electric generating capacity at or near the AES Southland plants that are subject to a long-term tolling agreement between us and AES. We are cooperating with the investigation.

     The allegations have also resulted in the filing of class action lawsuits in which we were named as a defendant. Between November 2000 and May 2001, class actions were filed on behalf of California ratepayers against California power generators and traders, including Williams Energy Marketing & Trading Company, one of our subsidiaries. These lawsuits concern the increase in power prices in California during the summer of 2000 through the winter of 2000-01 and claim that the defendants acted to manipulate prices in violation of the California antitrust and business practice statutes and other state and federal laws. Plaintiffs are seeking injunctive relief as well as restitution, disgorgement, appointment of a receiver, and damages, including treble damages. These cases have been consolidated before the San Diego County Superior Court.

     In addition, on March 11, 2002, the California Attorney General's office filed a civil complaint against us. This complaint alleges violations of Section 17200 of the California Business & Professions Code which prohibits acts of unfair competition. The alleged unfair competition revolves around Williams' practice under its FERC-approved tariff of selling ancillary services and then selling the power associated with those services separately. Similar separate suits were filed against other marketers. We dispute the allegations and intend to vigorously defend against them. Most of these initiatives, investigations and proceedings are in their preliminary stages and their likely outcome cannot be estimated. There can be no assurance that these initiatives, investigations and proceedings will not have an adverse effect on Williams' results of operations or financial condition.

  OUR BUSINESS WILL BE IMPACTED BY THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.

     Our business is impacted by the level of activity in oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

     - worldwide demand for oil and gas;

     - the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing;

     - the level of production in non-OPEC countries; and

     - the policies of the various governments regarding exploration and development of their oil and gas reserves.

  OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS, UNINSURED RISKS AND ENVIRONMENTAL RISKS.

     Our exploration, production, transportation, gathering, refining and processing operations are subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires and other hazards, each of which could result in damage to or destruction of our facilities or damage to persons and property. If any of these events were to occur, we could suffer substantial losses. Although we maintain insurance against these types of risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

     Our current and former operations also involve management of regulated materials and are subject to various environmental laws and regulations. Certain of our subsidiaries have been identified as potentially responsible parties at hazardous materials disposal sites under the federal environmental laws, and have incurred, or are alleged to have incurred, various other hazardous materials removal and remediation obligations under environmental laws. Further, certain of our subsidiaries are currently negotiating settlements with the U.S. Department of Justice and the U.S. Environmental Protection Agency with respect to their waste management practices and air emissions. In settlement of several of these matters, our relevant subsidiary has agreed, during the fourth quarter of 2001, to pay monetary fines and/or conduct supplemental environmental projects. These fines and projects are estimated to cost approximately $2.9 million in the aggregate. It is not possible for us to estimate with certainty the amount and timing of all future expenditures related to environmental matters.

  TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED ON SEPTEMBER 11, 2001, AND WAR OR RISK OF WAR MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS, OUR ABILITY TO RAISE CAPITAL OR OUR FUTURE GROWTH.

     The impact that the terrorist attacks of September 11, 2001 may have on the energy industry in general, and on us in particular, is not known at this time. Uncertainty surrounding military strikes or a sustained military campaign may impact our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to the terrorist attacks have made it difficult for us to obtain certain types of insurance coverage. We may be unable to secure the levels and types of insurance we would otherwise have secured prior to September 11, 2001. There can be no assurance that insurance will be available to us without significant additional costs. A lower level of economic activity could also result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

RISK RELATING TO THE NEW NOTES

  WE DEPEND ON PAYMENTS FROM OUR SUBSIDIARIES, AND CLAIMS OF NOTE HOLDERS RANK JUNIOR TO THOSE OF CREDITORS OF OUR SUBSIDIARIES.

     We are a holding company and we conduct substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are from external financings, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of some of our subsidiaries' borrowing arrangements limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on our subsidiaries' earnings, business and tax considerations and legal restrictions.

     As a result of our holding company structure, the new notes will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Any right of Williams and our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors, except to the extent that we may ourselves be a creditor of such a subsidiary.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes in exchange for the outstanding senior secured notes. We are making this exchange solely to satisfy our obligations under the consent solicitation statement. In consideration for issuing the new notes, we will receive outstanding senior secured notes in aggregate principal amount equal to the aggregate principal amount of the new notes.

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     An aggregate of $1.4 billion principal amount of outstanding senior secured notes are currently issued and outstanding. The maximum principal amount of new notes that will be issued in exchange for outstanding senior secured notes is $1.4 billion.

     The new notes differ from the senior secured notes in a variety of ways, including the following:

     - the new notes will be senior unsecured obligations of Williams that rank on a parity with all other senior unsecured indebtedness of Williams, while the senior secured notes are senior secured limited recourse obligations of WCG Note Trust and WCG Note Corp., Inc.;

     - interest on the new notes will accrue at the annual rate of 9.25%, while interest on the senior secured notes accrues at the annual rate of 8.25%; and

     - the offering of the new notes will be registered under the Securities Act and transfers of the new notes will be unrestricted, while the senior secured notes bear restrictive legends and are subject to restrictions on transfer.

     The new notes will bear interest at a rate of 9.25% per year, payable semiannually on March 15 and September 15 of each year, beginning September 15, 2002. Holders of new notes will receive interest accrued from March 16, 2002, the day immediately following the date of the last payment of interest on the outstanding senior secured notes. Holders of new notes will not receive any payment on account of accrued interest on outstanding senior secured notes tendered and accepted for exchange.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding senior secured notes properly tendered in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date (as defined below) of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered outstanding senior secured notes not already accepted if any condition set forth below under "-- Conditions to the Exchange Offer" has not been satisfied or waived by us or in order to comply, in whole or in part, with any applicable law.

     If you tender your outstanding senior secured notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding senior secured notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

     You may tender some or all of your senior secured notes in connection with this exchange offer. However, senior secured notes may be tendered only in integral multiples of $1,000.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
          , 2002, the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all outstanding senior secured notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition to the exchange offer; and

     - amend any of the terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all outstanding senior secured notes tendered, regardless of when or in what order the outstanding senior secured notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" exists. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all outstanding senior secured notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of outstanding senior secured notes who have tendered their outstanding senior secured notes.

ACCEPTANCE OF OUTSTANDING SENIOR SECURED NOTES FOR EXCHANGE

     We will accept for exchange outstanding senior secured notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the later of: (1) the expiration date of the exchange offer; and (2) the satisfaction or waiver of the conditions specified below under "-- Conditions to the Exchange Offer." We will not accept outstanding senior secured notes for exchange subsequent to the expiration date of the exchange offer. Tenders of outstanding senior secured notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of outstanding senior secured notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

     - terminate the exchange offer and not accept for exchange any outstanding senior secured notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions to the Exchange Offer" has not been satisfied or waived by us or in order to comply, in whole or in part, with any applicable law. In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing outstanding senior secured notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding senior secured notes, or defectively tendered outstanding senior secured notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of outstanding senior secured notes accepted for exchange after the exchange agent receives the new notes.

     If for any reason, we delay acceptance for exchange of validly tendered outstanding senior secured notes or we are unable to accept for exchange validly tendered outstanding senior secured notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding senior secured notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments," "-- Withdrawal of Tenders" and "-- Conditions to the Exchange Offer," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered outstanding senior secured notes are not accepted for exchange for any reason, including if certificates are submitted evidencing more outstanding senior secured notes than those that are tendered, certificates evidencing outstanding senior secured notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding senior secured notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Outstanding Senior Secured
Notes -- Book-Entry Transfer," such outstanding senior secured notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding senior secured notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of outstanding senior secured notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their outstanding senior secured notes other than as described in "-- Transfer Taxes" or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OUTSTANDING SENIOR SECURED NOTES

     Any beneficial owner whose outstanding senior secured notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding senior secured notes should contact such registered holder promptly and instruct such registered holder to tender outstanding senior secured notes on such beneficial owner's behalf.

     Tender of Outstanding Senior Secured Notes Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding senior secured notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding senior secured notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding senior secured notes that they have received and agree to be bound by the notice of guaranteed delivery.

     Tender of Outstanding Senior Secured Notes Held in Physical Form. For a holder to validly tender outstanding senior secured notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered outstanding senior secured notes at such address, or such outstanding senior secured notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding senior secured notes and who cannot comply with the procedures set forth in this prospectus for tender on a timely basis or whose outstanding senior secured notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OUTSTANDING SENIOR SECURED NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

     THE METHOD OF DELIVERY OF OUTSTANDING SENIOR SECURED NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OUTSTANDING SENIOR SECURED NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING SENIOR SECURED NOTES WILL BE ACCEPTED.

     Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the outstanding senior secured notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those outstanding senior secured notes, or if any outstanding senior secured notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding senior secured notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the outstanding senior secured notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the outstanding senior secured notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the outstanding senior secured notes may make book-entry delivery of outstanding senior secured notes by causing the book-entry transfer facility to transfer such outstanding senior secured notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OUTSTANDING SENIOR SECURED NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED

LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of outstanding senior secured notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THAT BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Guaranteed Delivery. If you wish to tender your outstanding senior secured notes and:

     - certificates representing your outstanding senior secured notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your outstanding senior secured notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then, you may tender if both of the following are complied with:

     - your tender is made by or through an eligible institution; and

     - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

     The notice of guaranteed delivery must:

     - set forth your name and address, the registered number(s) of your outstanding senior secured notes and the principal amount of outstanding senior secured notes tendered;

     - state that the tender is being made thereby;

     - guarantee that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding senior secured notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding senior secured notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

     Other Matters. New notes will be issued in exchange for outstanding senior secured notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your outstanding senior secured notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of outstanding senior secured notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING SENIOR SECURED NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of outstanding senior secured notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding senior secured notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of outstanding senior secured notes must be cured within the time we determine, unless waived by us. Tenders of outstanding senior secured notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, the dealer managers nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding senior secured notes, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding senior secured notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at its address set forth below under "-- Exchange Agent," or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding senior secured notes to be withdrawn; and

     - identify the outstanding senior secured notes to be withdrawn, including the principal amount of the outstanding senior secured notes.

     If outstanding senior secured notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding senior secured notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding senior secured notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding senior secured notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding senior secured notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding senior secured notes will be credited to an account maintained with DTC for the outstanding senior secured notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding senior secured notes by following one of the procedures described under "-- Procedures for Tendering Outstanding Senior Secured Notes" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new notes for, any outstanding senior secured notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of outstanding senior secured notes so tendered if, on or prior to the expiration date of the exchange offer, the following shall have occurred:

     - we have determined that the offering and sales under the registration statement, the filing of such registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other transaction involving us or would otherwise require disclosure of nonpublic information that could materially and adversely affect us;

     - we have determined that the exchange offer would violate any applicable law or interpretation of the staff of the SEC;

     - any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer; or

     - any other change occurs or is threatened which, in our reasonable judgment, makes it inadvisable to proceed with the exchange offer.

     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

     ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your senior secured notes for new notes in the exchange offer, your senior secured notes will remain outstanding and will continue to be subject to their existing terms. The senior secured notes will continue to be senior secured limited recourse obligations of WCG Note Trust and WCG Note Corp., Inc. In addition, interest on the senior secured notes will continue to accrue at the annual rate of 8.25%. Moreover, the senior secured notes will continue to be subject to restrictions on transfer:

     - as set forth in the legend printed on the senior secured notes as a consequence of the issuance of the outstanding senior secured notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding senior secured notes.

     In general, you may not offer or sell the outstanding senior secured notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

     The trading market for outstanding senior secured notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your senior secured notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged senior secured notes. See "Risk Factors -- Risks Arising from the Exchange Offer."

     In addition, as described below, you may be entitled to receive an extra payment from us if you do not exchange your senior secured notes for new notes in the exchange offer.

EXTRA PAYMENTS ON THE SENIOR SECURED NOTES

     On March 5, 2002, we received the requisite approvals for our consent solicitation to amend the terms relating to the senior secured notes. In connection with our consent solicitation, we agreed that if we had not completed an exchange offer or a similar transaction before specified dates, we would pay holders of the outstanding senior secured notes the amounts specified in the consent solicitation statement. Since we expect to complete the exchange offer before those specified dates and since the exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding senior secured notes being tendered, we do not anticipate making these additional payments to holders of the outstanding senior secured notes.

     We also agreed that if we consummate the exchange offer by August 1, 2002, but less than a majority in aggregate principal amount of outstanding senior secured notes are tendered, then, on September 16, 2002, we will make an extra payment of $18.33 in cash for each $1,000 principal amount of outstanding senior secured notes to the registered holders of senior secured notes entitled to receive the interest payment on the senior secured notes on September 16, 2002. Holders of new notes will not be entitled to this extra payment from us.

EXCHANGE AGENT

     Bank One Trust Company, N.A., has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding senior secured notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                          Bank One Trust Company, N.A.
                                1 Bank One Plaza
                               Mail Code IL1-0134
                          Chicago, Illinois 60670-0134
                           Attention: Exchanges Floor
                        Global Corporate Trust Services

DEALER MANAGERS

     We have retained Salomon Smith Barney Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. to act as dealer managers in connection with the exchange offer. We will pay a customary fee to the dealer managers for soliciting the exchange of senior secured notes in the exchange offer. We will also reimburse the dealer managers for their reasonable out-of-pocket expenses. The obligation of the dealer managers to perform this function is subject to customary conditions. We have agreed to indemnify the dealer managers against certain liabilities, including liabilities under federal securities laws. Questions regarding the terms of the exchange offer may be directed to the dealer managers at the addresses and telephone numbers below:

                           Salomon Smith Barney Inc.
                              390 Greenwich Street
                            New York, New York 10013
                        Attn: Liability Management Group
                        (800) 558-3745 (call toll free)

        Banc of America Securities LLC                  J.P. Morgan Securities Inc.
            100 North Tryon Street                            270 Park Avenue
                  8th Floor                               New York, New York 10017
       Charlotte, North Carolina 28255                      Attn.: Akis Psarris
          Attn: Liability Management                  (866) 834-4666 (call toll free)
       (866) 475-9886 (call toll free)

     Salomon Smith Barney Inc. acted as our consent solicitation agent in connection with the solicitation of consents to amend the terms of the indenture governing the senior secured notes, in connection with which engagement it received customary fees for its services. The dealer managers and their respective affiliates have provided, or may from time to time be engaged to provide, investment banking, financial advisory and/or commercial banking services to us or our affiliates, for which services they have received or will receive customary compensation.

     In addition, at any given time, the dealer managers and their respective affiliates may trade or hold, or may have traded or held, senior unsecured notes or securities issued by us or our affiliates, for their own account or for the accounts of customers, and, accordingly, may hold or may have held a long or short position in the senior secured notes or such other securities.

FEES AND EXPENSES

     Except for customary fees we have agreed to pay the dealer managers and the exchange agent, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of outstanding senior secured notes pursuant to the exchange offer.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of outstanding senior secured notes pursuant to the exchange offer. If, however:

     - delivery of the new notes and/or certificates for outstanding senior secured notes for principal amounts not exchanged, are to be made to any person other than the record holder of the outstanding senior secured notes tendered;

     - tendered certificates for outstanding senior secured notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of outstanding senior secured notes to us or our order,

then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the new notes.

                          DESCRIPTION OF THE NEW NOTES

     We will issue the new notes under an indenture dated as of November 10,
1997, as amended by an eighth supplemental indenture dated           , 2002,
between us and Bank One Trust Company, N.A., as trustee.

     The terms of the new notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the new notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the new notes. Copies of the indenture and the eighth supplemental indenture are available at the offices of the trustee and have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

TERMS AND CONDITIONS

     The new notes will mature on March 15, 2004. The new notes will bear interest from March 16, 2002, the day immediately following the date of the last payment of interest on the outstanding senior secured notes, at the rate of 9.25% per year. Interest will be payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2002, to the person in whose name the new notes are registered at the close of business on the preceding March 1 and September 1, respectively, subject to certain exceptions. Interest on the new notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The new notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.

     The new notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

     - 100% of the principal amount of the new notes then outstanding to be redeemed, or

     - the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of 50 basis points plus the Adjusted Treasury Rate, as defined below, on the third Business Day, as defined below, prior to the redemption date, as calculated by an Independent Investment Banker, as defined below.

     We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the new notes to be redeemed. If we elect to partially redeem the new notes, the trustee will select in a fair and appropriate manner the new notes to be redeemed.

     Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the new notes or portions thereof called for redemption.

     There will be no provision for a sinking fund applicable to the new notes.

     We may, from time to time, without the consent of the existing holders of the new notes, issue additional notes under the indenture having the same ranking and the same interest rate, maturity and other terms as the new notes in all respects except the issue date, the issue price and the initial interest payment date. Any additional notes will, together with the new notes, constitute a single series of notes under the indenture.

COVENANTS

     Liens. The indenture refers to any of our instruments securing indebtedness, such as a mortgage, pledge, lien, security interest or encumbrance on any of our property, as a "mortgage." The indenture

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

further provides that, subject to certain exceptions, we will not, nor will we permit any subsidiary to, issue, assume or guarantee any indebtedness secured by a mortgage unless we provide equal and proportionate security for the senior debt securities, including the new notes, we issue under the indenture. Among these exceptions are:

     - certain purchase money mortgages;

     - certain preexisting mortgages on any property acquired or constructed by us or a subsidiary;

     - certain mortgages created within one year after completion of such acquisition or construction;

     - certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction;

     - mortgages on property of a subsidiary existing at the time it became our subsidiary; and

     - mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed five percent of Consolidated Net Tangible Assets, as defined below.

     Consolidation, Merger, Conveyance of Assets. The indenture provides, in general, that we will not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     - the corporation, limited liability company, limited partnership, joint stock company or trust formed by such consolidation or into which we are merged or the person which acquires such assets expressly assumes our obligations under the indenture and the debt securities issued under the indenture; and

     - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

     Event Risk. Except for the limitations on liens described above, neither the indenture nor the new notes contains any covenants or other provisions designed to afford holders of the new notes protection in the event of a highly leveraged transaction involving us or any restrictions on the amount of additional indebtedness that we may issue.

MODIFICATION OF THE INDENTURE

     The indenture provides that we and the trustee may enter into supplemental indentures which conform to the provisions of the Trust Indenture Act of 1939 without the consent of the holders to, in general:

     - secure any debt securities;

     - evidence the assumption by a successor person of our obligations;

     - add further covenants for the protection of the holders;

     - cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of the holders;

     - establish the form or terms of debt securities of any series; and

     - evidence the acceptance of appointment by a successor trustee.

     The indenture also permits us and the trustee to:

     - add any provisions to the indenture;

     - change in any manner the indenture;

     - eliminate any of the provisions of the indenture; and

     - modify in any way the rights of the holders of debt securities of each series affected.

     The above actions require the consent of the holders of at least a majority in principal amount of debt securities of each series issued under the indenture then outstanding and affected. These holders will vote as one class to approve such changes. The new notes will constitute a new series under the indenture.

     Such changes must, however, conform to the Trust Indenture Act of 1939 and we and the trustee may not, without the consent of each holder of outstanding debt securities affected thereby:

     - extend the final maturity of the principal of any debt securities;

     - reduce the principal amount of any debt securities;

     - reduce the rate or extend the time of payment of interest on any debt securities;

     - reduce any amount payable on redemption of any debt securities;

     - change the currency in which the principal, including any amount in respect of original issue discount, or interest on any debt securities is payable;

     - reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

     - alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court;

     - impair the right to institute suit for the enforcement of any payment on any debt securities when due; or

     - reduce the percentage in principal amount of debt securities of any series issued under the indenture, the consent of the holders of which is required for any such modification.

EVENTS OF DEFAULT

     In general, the indenture defines an event of default with respect to debt securities of any series issued under the indenture as being:

          (a) default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration or otherwise;

          (b) default for 30 days in payment of any interest on any debt securities of such series unless otherwise provided;

          (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the debt securities of such series or the indenture other than

        - default in or breach of a covenant which is dealt with otherwise below, or

        - if certain conditions are met, if the events of default described in this clause (c) are the result of changes in generally accepted accounting principles; or

          (d) certain events of bankruptcy, insolvency or reorganization of us.

     In general, the indenture provides that if an event of default described in clauses (a), (b) or (c) above occurs and does not affect all series of debt securities then outstanding, the trustee or the holders of debt securities may then declare the following amounts to be due and payable immediately:

     - the entire principal of all debt securities of each series affected by the event of default; and

     - the interest accrued on such principal.

     Such a declaration by the holders requires the approval of at least 25 percent in principal amount of the debt securities of each series issued under the indenture and then outstanding, treated as one class, which are affected by the event of default.

     The indenture also generally provides that if a default described in clause
(c) above which is applicable to all series of debt securities then outstanding or certain events of bankruptcy, insolvency and reorganization of us occur and are continuing, the trustee or the holders of debt securities may declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately. This declaration by the holders requires the approval of at least 25 percent in principal amount of all debt securities issued under the indenture and then outstanding, treated as one class. Upon certain conditions, the holders of a majority in aggregate principal amount of the debt securities of all such affected series then outstanding may annul such declarations and waive the past defaults. However, the majority holders may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on such debt securities.

     The indenture provides that the holders of debt securities issued under the indenture, treated as one class, will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, treated as one class, issued under the indenture may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee, or

     - exercising any trust or power conferred on the trustee.

     This right of the holders of debt securities is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

     In general, the indenture provides that holders of debt securities issued under the indenture may only institute an action against us under the indenture if the following four conditions are fulfilled:

     - the holder previously has given to the trustee written notice of default and the default continues;

     - the holders of at least 25 percent in principal amount of the debt securities of each affected series (treated as one class) issued under the indenture and then outstanding have both (1) requested the trustee to institute such action and (2) offered the trustee reasonable indemnity;

     - the trustee has not instituted such action within 60 days of receipt of such request; and

     - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class) issued under the indenture and then outstanding.

     The above four conditions do not apply to actions by holders of the debt securities under the indenture against us for payment of principal or interest on or after the due date provided. The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We can discharge or defease our obligations under the indenture as set forth below.

     Under terms satisfactory to the trustee, we may discharge certain obligations to holders of any series of debt securities issued under the indenture which have not already been delivered to the trustee for cancellation. Such debt securities must also:

     - have become due and payable;

     - be due and payable by their terms within one year; or

     - be scheduled for redemption by their terms within one year.

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

     We may discharge any series of debt securities by irrevocably depositing an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on such debt securities. We may make such deposit in cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as defined in the indenture.

     We may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of any series of debt securities issued under the indenture at any time ("Defeasance"). Under terms satisfactory to the trustee, we may be released with respect to any outstanding series of debt securities issued under the indenture from the obligations imposed by sections 3.6 and 9.1 of the indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also, under terms satisfactory to the trustee, we may avoid compliance with these sections without creating an event of default ("Covenant Defeasance"). Defeasance or Covenant Defeasance may be effected only if, among other things:

     - we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on all outstanding debt securities of such series issued under the indenture; and

     - we deliver to the trustee an opinion of counsel to the effect that the holders of this series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance. Such opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Defeasance or Covenant Defeasance had not occurred. In the case of a Defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the indenture, since this result would not occur under current tax law.

CONCERNING THE TRUSTEE

     The trustee is one of a number of banks with which we and our subsidiaries maintain ordinary banking relationships and with which we and our subsidiaries maintain credit facilities.

GOVERNING LAW

     The indenture and the new notes are governed by, and construed in accordance with, the laws of the State of New York.

DEFINED TERMS

     Set forth below are some of the definitions of the defined terms used in this prospectus in describing the new notes.

     "Adjusted Treasury Rate" means, with respect to any redemption date:

     - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Optional Redemption Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the new notes, yields for the two published maturities most closely corresponding to the Optional Redemption Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Optional Redemption Comparable Treasury Issue, calculated using a price for the Optional Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Optional Redemption Comparable Treasury Price for such redemption date.

     "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

     "Consolidated Funded Indebtedness" means the aggregate of all of our outstanding Funded Indebtedness and the outstanding Funded Indebtedness of our consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Net Tangible Assets" means the total assets appearing on our consolidated balance sheet less, in general:

     - intangible assets;

     - current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income;

     - reserves;

     - advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness;

     - an amount equal to the amount excluded from Funded Indebtedness representing the "production payment" financing of oil and gas exploration and development; and

     - minority stockholder interests.

     "Funded Indebtedness" means any indebtedness which matures more than one year after the date the amount of Funded Indebtedness is being determined, less any such indebtedness as will be retired by any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise. Funded Indebtedness does not, however, include our indebtedness or the indebtedness of any of our subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development, to the extent that the latter are not in default in their obligations to us or such subsidiary. Funded Indebtedness also does not include our indebtedness or the indebtedness of any of our subsidiaries incurred to finance oil or natural gas exploration and development through what is commonly referred to as a "production payment" to the extent that we or any of our subsidiaries have not guaranteed the repayment of the production payment.

     "Independent Investment Banker" means Salomon Smith Barney Inc. and any successor firm, or if any such firm is unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by us.

     "Optional Redemption Reference Treasury Dealer" means each of up to five dealers to be selected by us, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a U.S. government securities dealer, we will substitute for it another U.S. government securities dealer.

     "Optional Redemption Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Optional Redemption Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the new notes.

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

     "Optional Redemption Comparable Treasury Price" means (1) the average of five Optional Redemption Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Optional Redemption Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Optional Redemption Reference Treasury Dealer Quotations, the average of all such quotations.

     "Optional Redemption Reference Treasury Dealer Quotations" means, with respect to each Optional Redemption Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker of the bid and asked prices for the Optional Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     "Subsidiary" means a corporation of which we, or any of our subsidiaries, own at least a majority of the outstanding securities which have voting power.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The new notes will be evidenced by one or more certificates in registered global form, which will be deposited with, or on behalf of, The Depository Trust Company (DTC) in New York, New York and registered in the name of Cede & Co., DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DEPOSITARY PROCEDURES

     DTC has advised us that it is a:

     - limited-purpose trust company organized under the laws of the State of New York;

     - banking organization within the meaning of the laws of the State of New York;

     - member of the Federal Reserve System;

     - clearing corporation within the meaning of the New York Uniform Commercial Code; and

     - clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant also have access to DTC's book-entry system.

     Holders of new notes may hold their beneficial interests in the securities directly as a participant in DTC or indirectly through organizations that are participants in DTC.

     Upon deposit of the global notes with DTC, DTC will credit, on its book-entry registration and transfer system, the accounts of those participants designated by the Exchange Agent with the principal amounts of the global notes held by or through the participants. The records of DTC will show ownership and effect the transfer of ownership of the global notes by its participants. The records of the participants will show ownership and effect the transfer of ownership of the global notes by persons holding beneficial interests in the global notes through them. In the case of beneficial interests held by or though participants in Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, societe anonyme, DTC will credit the accounts of their respective depositaries with the principal amounts of the global notes beneficially owned by or through Euroclear and Clearstream, respectively. These records of DTC will show ownership and effect the transfer of ownership of the global notes by the respective depositaries for Euroclear and Clearstream. The records of these depositaries will show ownership and effect the transfer of ownership of the global notes by Euroclear and Clearstream, respectively. The records of Euroclear and Clearstream will show ownership and effect the transfer of ownership of the global notes by their participants. The records of the participants will show ownership or transfer of ownership of the global notes by persons holding through them.

     So long as DTC or its nominee is the registered owner of the global notes, it will be considered the sole owner and holder of the securities for all purposes under the indenture. Except as set forth below, if you own a beneficial interest in global notes, you will not:

     - be entitled to have the securities registered in your name;

     - receive or be entitled to receive physical delivery of a certificate in definitive form representing the securities; or

     - be considered the owner or holder of the securities under the indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the trustee.

     Therefore, if you are required by state law to take physical delivery of the securities in definitive form, you may not be able to own, transfer or pledge beneficial interests in the global notes. In addition, the lack of a physical certificate evidencing your beneficial interests in the global notes may limit your ability to pledge the interests to a person or entity that is not a participant in DTC.

     If you own beneficial interests in a global note, you will have to rely on the procedures of DTC and, if you are not a participant in DTC, the procedures of the participant through which you hold your beneficial interests, to exercise your rights as a holder under the indenture. DTC has advised us that it will take any action permitted to be taken by a holder of beneficial interests in the global notes only at the direction of one or more of the participants to whose accounts the interests are credited. We understand that, under existing industry practice, when a beneficial owner of a global note wants to give any notice or take any action that a registered holder is entitled to take, at our request or under the indenture, DTC will authorize the participant to give the notice or take the action, and the participant will authorize its beneficial owners to give the notice or take the action. Accordingly, we and the trustee will treat as a holder anyone designated as such in writing by DTC for purposes of obtaining any consents or directions required under the indenture.

     We will pay the principal of, and interest on, the global notes through the trustee or paying agent to DTC or its nominee, as the registered holder of the global notes, in immediately available funds. We expect DTC or its nominee, upon receipt of any payments, to immediately credit each participant's account with payments in amounts proportionate to that participant's beneficial interest as shown on the records of DTC or its nominee. We also expect each participant to pay each owner of beneficial interests in the global notes held through that participant in accordance with standing customer instructions and customary practices. These payments will be the sole responsibility of the participants.

     We will not, and the trustee and paying agent will not, assume any responsibility or liability for any aspect of the records relating to payments made on account of or actions taken with respect to the beneficial ownership interests in global notes, or for any other aspect of the relationship between DTC and its participants, Euroclear or Clearstream and their participants, or between the participants and the owners of beneficial interests. We, the trustee and the paying agent may conclusively rely on instructions from DTC for all purposes. We obtained the above information about DTC, Euroclear and Clearstream and their book-entry systems from sources we believe are reliable, but we take no responsibility for the accuracy of the information.

SETTLEMENT PROCEDURES

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and procedures and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

     Secondary market trading between participants of Euroclear and/or Clearstream will occur in the ordinary way in accordance with each of its rules and procedures and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. The respective depositaries for Euroclear and Clearstream will effect transfers in global notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, in accordance with DTC's procedures and will settle them in same-day funds. These depositaries must deliver instructions to Euroclear or Clearstream in accordance with Euroclear's or Clearstream's procedures. If the transfer meets its settlement requirements, Euroclear or Clearstream will instruct its respective depositary to effect final settlement on its behalf by delivering or receiving interests in the global notes in its accounts with DTC and making or receiving payment in accordance with normal procedures of same-day funds settlement applicable to DTC. Participants in Euroclear and Clearstream may not deliver instructions directly to the depositaries for Euroclear and Clearstream.

     Because of time zone differences, the accounts of Euroclear and Clearstream participants purchasing beneficial interests in the global notes from DTC participants will be credited with the securities purchased, and the crediting will be reported to the Euroclear and Clearstream participants, on the securities settlement processing day immediately following the DTC settlement processing day. Likewise, the accounts of Euroclear and Clearstream participants selling beneficial interests in the global notes to DTC participants will be credited with the cash received on the DTC settlement processing day, but the cash will not be available until the settlement processing day immediately following the DTC settlement processing day.

     Although DTC, Euroclear and Clearstream have agreed to the procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures. These procedures may be changed or discontinued at any time. We take no responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     We will exchange beneficial interests in global notes for certificated notes only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for the global notes;

     - DTC ceases to be a clearing agency registered under the Exchange Act; or

     - we decide at any time not to have the securities represented by global notes and so notify the trustee.

     If there is an exchange, we will issue certificated notes in authorized denominations and registered in the names which DTC directs.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of White & Case LLP, special tax counsel to Williams, the following is a summary of certain U.S. federal income tax consequences of the exchange offer that may be relevant to you if you are a beneficial owner of senior secured notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the senior secured notes (a "U.S. Holder"). The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with classes of beneficial owners subject to special tax rates, and does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. The discussion assumes that the senior secured notes are held as "capital assets" within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended ("IRC").

EFFECT OF EXCHANGE

     Upon an exchange of senior secured notes for new notes, an exchanging U.S. Holder generally will recognize capital gain or loss equal to the difference between the fair market value of the new notes received in the exchange and the U.S. Holder's basis in the senior secured notes. Any gain from an exchange of senior secured notes will be treated as ordinary income, however, to the extent of any accrued market discount on the exchanged senior secured note. Market discount only arises when a senior secured note is acquired after its original issue for an amount less than the stated redemption price of the senior secured note. The amount of accrued market discount that would be recognized on the exchange equals the portion of the total market discount on a senior secured note that is allocable to the period from the date that the U.S. Holder acquires the senior secured note until the date such U.S. Holder exchanges the senior secured note for a new note. In addition, the new notes may be treated as issued with original issue discount ("OID"), if the "stated redemption price at maturity" ("SRPM") of the new notes is more than the "issue price" of the new notes. The SRPM of a new note will equal its stated principal amount. The issue price of a new note will be its fair market value on the date of the exchange. Subject to a de minimis rule, such OID will be the amount equal to the excess of the SRPM over the issue price. If the new notes are treated as issued with OID, a U.S. Holder generally must include in gross income a portion of the total OID that accrues on each day that the new notes are held, calculated under a constant yield method, regardless of the U.S. Holder's method of accounting and without regard to the timing of actual payments.

EFFECT OF NOT TENDERING SENIOR SECURED NOTES FOR EXCHANGE

     Under general principles of federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized (a "Deemed Exchange") if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. A modification of a debt instrument that is not a significant modification does not create a Deemed Exchange.

     If Williams has completed the exchange offer by August 1, 2002, but less than a majority in aggregate principal amount of senior secured notes are tendered therein, then on September 16, 2002, Williams will make an extra payment of $18.33 in cash for each $1,000 principal amount of outstanding senior secured notes to U.S. Holders entitled to receive the interest payment due on the senior secured notes on September 16, 2002 (the "Extra Payment"). U.S. Holders of the new notes will not be entitled to this extra payment.

     The Extra Payment of $18.33 in cash for each $1,000 principal amount of outstanding senior secured notes held by a U.S. Holder will cause a Deemed Exchange of such outstanding senior secured notes because such payment will constitute a significant modification to the terms of the senior secured notes for U.S. federal income tax purposes as defined in Treasury Regulation section 1.1001-3 resulting in the Deemed Exchange of a new debt instrument (the "New Debt Instrument") for each senior secured note. Accordingly, each U.S. Holder of a senior secured note that receives the Extra Payment will recognize capital gain or loss equal to the difference between the fair market value of the New Debt Instrument (plus $18.33 in cash for each $1,000 principal amount of senior secured notes held by the U.S. Holder on September 16, 2002) and the U.S. Holder's basis in such senior secured notes (except to the extent of accrued market discount, if any, which will be treated as ordinary income to the extent of any gain that is recognized).

     U.S. Holders should consult their tax advisors on the applicability of the wash sale rules, which disallow certain losses, to any losses realized on a Deemed Exchange.

     In the event that a Deemed Exchange occurs, the resulting New Debt Instrument may be treated as issued with OID. If a New Debt Instrument is treated as issued with OID, a U.S. Holder generally must include in gross income a portion of the total OID that accrues on each day the U.S. Holder holds the Instrument, calculated under a constant yield method, regardless of such U.S. Holder's method of accounting and without regard to the timing of actual payments.

BACKUP WITHHOLDING

     A U.S. Holder may be subject to backup withholding on the Extra Payment unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or

(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from the Extra Payment will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

FOREIGN HOLDERS

     Beneficial owners of senior secured notes who are not "U.S. persons" (within the meaning of section 7701(a)(30) of the IRC) are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax exemption and refund procedures.

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements -- statements that discuss our expected future results based on current and pending business operations. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus. Additional information about issues that could lead to material changes in performance is contained in our Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated by reference in this prospectus.

                                 LEGAL MATTERS

     The validity of the new notes will be passed upon by William G. von Glahn, Esq., Senior Vice President and General Counsel of Williams. As of March 31, 2002, Mr. von Glahn was the beneficial holder of 402,402 shares of Williams common stock (including 268,010 shares subject to stock options exercisable within 60 days, deferred stock awards and Williams' 401(k) retirement plan). Mr. von Glahn is a participant in Williams' stock option plan and various other employee benefit plans offered to employees of Williams. White & Case LLP, Washington, D.C., special tax counsel for Williams, will pass upon certain federal income tax consequences of the exchange offer.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10005. Copies of these materials may also be obtained from the

SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

     The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed:

     - our annual report on Form 10-K for the year ended December 31, 2001;

     - our current reports on Form 8-K filed January 4, 2002, January 23, 2002, January 30, 2002, February 5, 2001, February 19, 2002, March 7, 2002 (two filed on this date), March 8, 2002, March 13, 2002 (two filed on this date), March 20, 2002, March 27, 2002, March 28, 2002 (two filed on this date) and April 1, 2002;

     - our current report on Form 8-K/A filed March 20, 2002; and

     - our definitive proxy statement on Schedule 14A filed March 29, 2002.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address:

                          The Williams Companies, Inc.
                              One Williams Center
                             Tulsa, Oklahoma 74172
                         Attention: Corporate Secretary
                           Telephone: (918) 573-2000

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Williams, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of Williams provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of Williams are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement.

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  3.1     Restated Certificate of Incorporation, as supplemented
          (filed as Exhibit 3.1 to the Registration Statement on Form
          S-3 filed April 4, 2002, file number 333-85540).*
  3.2     Restated Bylaws (filed as Exhibit 99.1 to Form 8-K filed
          January 19, 2000).*
  4.1     Form of Senior Debt Indenture between the registrant and
          Bank One Trust Company, N.A. (formerly The First National
          Bank of Chicago), as trustee (filed as Exhibit 4.1 to the
          Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*
  4.2     Form of Eighth Supplemental Indenture between the registrant and Bank One Trust Company, N.A., as trustee.
  5.1     Opinion of William G. von Glahn, Esq., as to the validity of the new notes.
  8.1     Opinion of White & Case LLP, as to certain tax matters.
 12.1     Statement regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend
          Requirements (filed as Exhibit 12 to the Annual Report on
          Form 10-K for the year ended December 31, 2001).*
 21       Subsidiaries of the registrant (filed as Exhibit 21 to the
          Annual Report on Form 10-K for the year ended December 31,
          2001).*
 23.1     Consent of Ernst & Young LLP.
 23.2     Consent of William G. von Glahn, Esq. (contained in Exhibit
          5.1).
 23.3     Consent of White & Case LLP.
 24.1     Power of Attorney.
 24.2     Certified copy of resolutions authorizing signatures
          pursuant to Power of Attorney.

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
 25.1     Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the issuance of 9.25%
          Notes due March 15, 2004, by the registrant pursuant to the
          Indenture between the registrant and Bank One Trust Company,
          N.A., as trustee.
 99.1     Form of Letter of Transmittal.
 99.2     Form of Notice of Guaranteed Delivery.
 99.3     Form of Letter to Registered Holders and DTC Participants.
 99.4     Form of Letter to Clients.
 99.5     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.

---------------

* Indicates exhibits incorporated by reference as indicated.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and State of Oklahoma on the 4th day of April, 2002.

                                          THE WILLIAMS COMPANIES, INC.

                                          By:     /s/ SUZANNE H. COSTIN
                                            ------------------------------------
                                              Name: Suzanne H. Costin
                                              Title:   Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

            /s/ STEVEN J. MALCOLM*                 President, Chief Executive Officer    April 4, 2002
-----------------------------------------------    and Director (Principal Executive
               Steven J. Malcolm                                Officer)

             /s/ JACK D. MCCARTHY*                  Senior Vice President -- Finance     April 4, 2002
-----------------------------------------------      (Principal Financial Officer)
               Jack D. McCarthy

              /s/ GARY R. BELITZ*                   Controller (Principal Accounting     April 4, 2002
-----------------------------------------------                 Officer)
                Gary R. Belitz

             /s/ KEITH E. BAILEY*                  Chairman of the Board and Director    April 4, 2002
-----------------------------------------------
                Keith E. Bailey

             /s/ HUGH M. CHAPMAN*                               Director                 April 4, 2002
-----------------------------------------------
                Hugh M. Chapman

               /s/ GLENN A. COX*                                Director                 April 4, 2002
-----------------------------------------------
                 Glenn A. Cox

           /s/ THOMAS H. CRUIKSHANK*                            Director                 April 4, 2002
-----------------------------------------------
             Thomas H. Cruikshank

             /s/ WILLIAM E. GREEN*                              Director                 April 4, 2002
-----------------------------------------------
               William E. Green

               /s/ IRA D. HALL*                                 Director                 April 4, 2002
-----------------------------------------------
                  Ira D. Hall

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----


               /s/ W. R. HOWELL*                                Director                 April 4, 2002
-----------------------------------------------
                 W. R. Howell

              /s/ JAMES C. LEWIS*                               Director                 April 4, 2002
-----------------------------------------------
                James C. Lewis

            /s/ CHARLES M. LILLIS*                              Director                 April 4, 2002
-----------------------------------------------
               Charles M. Lillis

             /s/ GEORGE A. LORCH*                               Director                 April 4, 2002
-----------------------------------------------
                George A. Lorch

            /s/ FRANK T. MACINNIS*                              Director                 April 4, 2002
-----------------------------------------------
               Frank T. MacInnis

             /s/ GORDON R. PARKER*                              Director                 April 4, 2002
-----------------------------------------------
               Gordon R. Parker

             /s/ JANICE D. STONEY*                              Director                 April 4, 2002
-----------------------------------------------
               Janice D. Stoney

            /s/ JOSEPH H. WILLIAMS*                             Director                 April 4, 2002
-----------------------------------------------
              Joseph H. Williams


*By:             /s/ SUZANNE H. COSTIN
        ---------------------------------------
                   Suzanne H. Costin
                   Attorney-in-Fact
                 Dated: April 4, 2002

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  3.1     Restated Certificate of Incorporation, as supplemented
          (filed as Exhibit 3.1 to the Registration Statement on Form
          S-3 filed April 4, 2002, file number 333-85540).*
  3.2     Restated Bylaws (filed as Exhibit 99.1 to Form 8-K filed
          January 19, 2000).*
  4.1     Form of Senior Debt Indenture between the registrant and
          Bank One Trust Company, N.A. (formerly The First National
          Bank of Chicago), as trustee (filed as Exhibit 4.1 to the
          Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*
  4.2     Form of Eighth Supplemental Indenture between the registrant and Bank One Trust Company, N.A., as trustee.
  5.1     Opinion of William G. von Glahn, Esq., as to the validity of the new notes.
  8.1     Opinion of White & Case LLP, as to certain tax matters.
 12.1     Statement regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend
          Requirements (filed as Exhibit 12 to the Annual Report on
          Form 10-K for the year ended December 31, 2001).*
 21       Subsidiaries of the registrant (filed as Exhibit 21 to the
          Annual Report on Form 10-K for the year ended December 31,
          2001).*
 23.1     Consent of Ernst & Young LLP.
 23.2     Consent of William G. von Glahn, Esq. (contained in Exhibit
          5.1).
 23.3     Consent of White & Case LLP.
 24.1     Power of Attorney.
 24.2     Certified copy of resolutions authorizing signatures
          pursuant to Power of Attorney.
 25.1     Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the issuance of 9.25%
          Notes due March 15, 2004, by the registrant pursuant to the
          Indenture between the registrant and Bank One Trust Company,
          N.A., as trustee.
 99.1     Form of Letter of Transmittal.
 99.2     Form of Notice of Guaranteed Delivery.
 99.3     Form of Letter to Registered Holders and DTC Participants.
 99.4     Form of Letter to Clients.
 99.5     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.

---------------

* Indicates exhibits incorporated by reference as indicated.